Exhibit 99.1

Diamond S Shipping Announces Changes to its Board of Directors

Greenwich, CT, March 24, 2020. Diamond S Shipping Inc. (NYSE: DSSI) (the “Company”) announced today that Mr. Gerasimos Ventouris has resigned from the Company’s Board of Directors (the “Board”), effective March 23, 2020. Mr. Ventouris had been designated as a director pursuant to the Director Designation Agreement dated March 27, 2019 (the “Director Designation Agreement”) between the Company, Capital Maritime & Trading Corp., Crude Carriers Investments Corp. and Capital GP L.L.C. (together, the “Former CPLP Holders”). Pursuant to the Director Designation Agreement, the Former CPLP Holders have the right to nominate a replacement director to fill the vacancy created by Mr. Ventouris’ resignation, and have so nominated Mr. George Cambanis to fill the vacancy on the Board.

Effective March 23, 2020, on the recommendation of the nominating and corporate governance committee of the Board, the Board has appointed Mr. Cambanis as a director of the Company to fill the vacancy created by Mr. Ventouris’ resignation, to serve until the Company’s 2020 Annual Meeting of Shareholders. Mr. Cambanis has also been appointed to serve on the audit committee and conflicts committee of the Board. Mr. Cambanis is a South African Chartered Accountant and Greek Certified Public Accountant who has been actively engaged in the shipping industry since 2004.

About Diamond S Shipping Inc.

Diamond S Shipping Inc. (NYSE Ticker: DSSI) owns and operates 66 vessels, including 15 Suezmax vessels, one Aframax and 50 medium-range (MR) product tankers. Diamond S Shipping is one of the largest energy shipping companies providing seaborne transportation of crude oil and refined petroleum products in the international shipping markets. The Company is headquartered in Greenwich, CT. More information about the Company can be found at www.diamondsshipping.com.

Investor Relations Inquiries:

Robert Brinberg

Tel.: +1-212-517-0810

E-mail: IR@diamondsshipping.com